SUGAR CREEK FINANCIAL CORP. AND SUBSIDIARY

Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 (File No. 333-195187 and No. 333-195188) of Sugar Creek Financial Corp. of our report dated June 26, 2015 with respect to the consolidated balance sheets of Sugar Creek Financial Corp. and Subsidiary as of March 31, 2015 and 2014 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years then ended, which report appears in this Annual Report on Form 10-K for the fiscal year ended March 31, 2015 of Sugar Creek Financial Corp.

/s/ Michael Trokey & Company, P.C.

St. Louis, Missouri

June 26, 2015